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                                                                   Exhibit 11
                     WABAN INC. AND CONSOLIDATED SUBSIDIARIES
                    COMPUTATION OF NET INCOME PER COMMON SHARE
                                   (Unaudited)
                                Thirteen Weeks Ended    Thirty-Nine Weeks Ended
                               -----------------------  -----------------------
                               October 28, October 29,  October 28, October 29,
                                   1995        1994         1995        1994
                               ----------- -----------  ----------- -----------
Net income as reported         $14,544,000 $13,399,000  $47,212,000 $43,670,000
                                ==========  ==========   ==========  ==========
Net income used for primary
  computation                  $14,544,000 $13,399,000  $47,212,000 $43,670,000

Add (where dilutive):
  Tax effected interest and
  amortization of debt expense
  on convertible debt            1,085,000   1,086,000    3,256,000  3,262,000
                                ----------  ----------   ----------  ----------
Net income used for fully
  diluted computation          $15,629,000 $14,485,000  $50,468,000 $46,932,000
                                ==========  ==========   ==========  ==========
Weighted average number of
common shares outstanding       32,919,353  33,155,689   33,084,047  33,131,654

Add (where dilutive):
  Assumed exercise of those
  options that are common
  stock equivalents net of
  treasury shares deemed to
  have been repurchased
                                   232,944     348,807      188,904     277,561
                                ----------  ----------   ----------  ----------
Weighted average number of
  common and common equivalent
  shares outstanding, used for
  primary computation           33,152,297  33,504,496   33,272,951  33,409,215

Add (where dilutive):
  Shares applicable to stock
  options in addition to those
  used in primary computation
  due to the use of period-end
  market price when higher than
  average price                          -           -            -       5,101

  Assumed exercise of
  convertible securities         4,387,879   4,387,879    4,387,879   4,387,879
                                ----------  ----------   ----------  ----------

Adjusted shares outstanding
  used for fully diluted
  computation                   37,540,176  37,892,375   37,660,830  37,802,195
                                ==========  ==========   ==========  ==========
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